                                                                    EXHIBIT 99.2

                                 NCO GROUP, INC.
                               FOURTH QUARTER 2005
                        EARNINGS RELEASE CONFERENCE CALL
                         FEBRUARY 14, 2006, 10:00 AM ET

Operator:             Good morning. My name is Phyllis and I will be your
                      conference operator. At this time I would like to welcome everyone to NCO Group's Fourth Quarter 2005 Investor conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

                      If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you. Mr. Barrist you may begin your conference.

Michael Barrist:      Thank you Operator and thank you everyone for joining NCO
                      Group's conference call for the fourth quarter of 2005.
                      Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statement as defined under federal securities laws.

                      Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are disclosed in the company's earnings release issued today and the company's SEC filings including its most recent form 10-K, a copy of which may be obtained from the company without charge.

                      The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise.

                      Today's call will cover several key topics. I'm going to begin by reviewing the operational highlights in the quarter for each of our divisions including our recently completed acquisitions, new business opportunities, and trends in the growth and profitability of each business.

                      I'll then review our guidance for 2006 as well as the first quarter. After my prepared remarks Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter's financial results. As always we'll then open up for questions.

                      During the fourth quarter NCO reported earnings per diluted share of $0.23 compared to $0.36 for the same period last year. These results include approximately $5.2 million, net of tax, or $0.15 per share, of special charges associated with the previously announced restructuring within the company's service platform and the integration of recent acquisitions.

                      Additionally, these results include startup costs associated with several new large opportunities in the company's CRM division, which I'll be discussing in a few moments.

                      NCO is organized into four operating units: ARM North America, Portfolio Management, CRM and ARM International. During the quarter we continued to benefit from our strategy of operating several different business units within multiple geographies.

                      During the quarter, the ARM North America, ARM International and CRM units operated consistent with our revised guidance, and our Portfolio Management business continued to operate above expectations. I will now take a moment to review each of our divisions in detail.

                      For the fourth quarter of 2005, ARM North America's revenue was $211.7 million as compared to $176.8 million in the fourth quarter of 2004. During the quarter this division's revenue was affected by several factors. The majority of the increase was a result of the acquisition of RMA, which was completed during September of 2005, as well as increases in the revenue this division derives from our Portfolio Management division. Additionally, this division was adversely affected by downtime in two call centers located in the Gulf Coast region as well as a deterioration in the amount of payments received from consumers, which we believe is consistent with the impact of higher fuel costs on the broader economy.

                      In addition to the affects on profitably associated with lower than expected revenue, this division reported approximately $6.5 million of restructuring charges and costs associated with integration of our recent acquisitions. These costs are non-recurring and are primarily related to real estate realignment, severance, and staff realignment, as well as portfolio transition. This division expects to complete its restructuring during the first quarter of 2006 and expects to occur approximately $9 million of additional charges.

                      These changes to the ARM division's cost structure, in conjunction with the completion of the RMA integration and the maturing of the most recent Department of Education contract, should yield growth in both revenue and profitability for this division as we move through 2006.

                      In addition to the expected improvements I just discussed, ARM will continue to focus on offsetting the adverse effects of client pricing pressures and increased requirements for added infrastructure and security through the careful balancing of our human resources here and offshore, with the exploration of technology that will improve our efficiency. While this strategy is being executed against the backdrop of a more difficult operating climate relative to both revenues and margins, we believe it will maximize this division's business opportunities and their net contribution to NCO's earnings.

                      During the quarter ARM North America continued to capitalize on its best in class brand recognition as we were successful in gaining incremental business opportunities from several of our existing clients as well as acquiring several new clients. We see clients concentrating a greater percentage of their outsourced collection work with a fewer number of vendors. We believe that the investments we have made, and continue to make, in our infrastructure will aid us in becoming the vendor of choice for clients that are looking for a financially and operationally stable partner. Unfortunately many of our clients are not willing to pay a premium for these added benefits. They are looking at it as a business requirement.

                      During the quarter we focused substantial efforts on our Department of Education contract. The required upfront investment of labor, above and beyond what was expended in prior contracts with the Department of Education, helped us to achieve our best results to date in this client relationship for the quarter. I am pleased to report that we are well positioned for 2006 to benefit from the investments we made in 2005. It is our hope that this investment will enhance our position as well with the upcoming IRS opportunity.

                      We continue to devote resources to positioning NCO to participate in the IRS pilot test program expected to start during 2006. We resubmitted our proposal to the IRS during November and are waiting for a response. It is important to note that this current RFI is not for the full implementation of the program. It is for a test before the full program begins.

                      We continue to develop a high-end national sales force, which is dedicated to the larger opportunities that span all of the services that NCO can provide across a diverse set of industries. To date we have seen the benefit of this process primarily in our CRM division but expect to gain traction in ARM over time. We firmly believe that this new process will yield us the best results over the next several quarters as new client wins continue to grow.

                      We also believe that smaller and medium size client opportunities are best harvested by a sales team dedicated purely to their respective industries in order to bring a more focused level of expertise to this part of our client base. Accordingly we have taken this industry specific component of our sales force and have them reporting directly through the operating units they serve.

                      In addition we continue to see the benefits of the operational sales approach that has always been a large part of NCO's culture. For instance ARM's greatest source of business opportunity continues to come from our existing client base. The ARM division continues to focus on operating performance and client relationships. This enables them to expand the scope and breadth of service offered to its clients.

                      During the quarter labor cost in this division, which shows the cost of an average employee in the company over time, increased slightly from last quarter.

                      During the quarter our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter.

                      Revenue per CTE, or calculated time equivalent, which shows a correlation between revenue and the amount of staff required to run our business, increased compared to last quarter. We believe this increase is due to a more efficient management of our labor as well as increasing the use of automation and statistical segmentation. Revenue per CTE was approximately $6,415; $6,323; and $6,044 per month in October, November and December, respectively.

                      As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call centers and AR functions.

                      We also continue to use our size to leverage our vendor relationships and ensure that we maintain the most effective cost structure in the industry. The benefits of this aggressive ongoing process of managing expenses continued to be hindered during the fourth quarter by the ongoing weakness of the U.S. dollar against the Canadian dollar.

                      This business model, in conjunction with foreign labor initiatives that I'll discuss in a moment, will allow us to more effectively deal with the pressures of clients pushing for improved collection performance levels while also aggressively pursuing incremental client opportunities from those same clients. Growth from existing clients combined with new client wins gives us the business opportunities we need to fulfill our profitability expectations.

                      During the quarter we continued to deploy our foreign labor strategy of allowing our clients to access labor in Canada, India, the Philippines, Barbados, Panama and Antigua via one contract and one point of contact. Offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service offering as we continue to move forward in the ARM space and expand our services into the broader BPO market.

                      During the quarter we continue to expand the collection of domestic bad debt contingency accounts in India, Barbados and Antigua as well as Canada. We also launched our first program in the Philippines. We assess the effectiveness of these markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy that will continue to yield a more cost effective payroll structure for NCO as we move into the future.

                      At the close of the quarter we had approximately 1,779 employees in Canada, 673 employees in India, 228 employees in Barbados, 110 employees in the Philippines, and 109 employees in Antigua, available to deliver services to U.S. ARM clients. Additionally, during the fourth quarter we continued to explore opportunities to further leverage foreign labor for a reduction in our administrative, IT and accounting costs.

                      While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that's been underway for many years.

                      During the quarter we made substantial progress toward the completion of the integration of RMA, which we acquired in September. This integration included the closure of several redundant legacy NCO sites. The net benefit of this transition was to increase the scale of our ARM business by approximately 20%, while eliminating all redundant back office expenses.

                      During the quarter we further deployed the outbound IVR technology that we've been utilizing for the collection of lower yield and higher volume accounts without significant human participation. This technology, when combined with more targeted collection efforts based on customer segmentation, allows us to maximize results with lower costs.

                      For the fourth quarter of 2005 ARM International had revenue of approximately $5.1 million compared to $3.1 million in the fourth quarter of 2004. The increase of revenue was primarily attributable to the acquisition of RMA. The addition of the RMA International assets to our U.K. subsidiary presents an opportunity for us to expand our footprint into Europe. The RMA International business, while headquarter in the U.K., currently hires individuals who are native to many of the European Union countries and provides collection services across Europe.

                      The legacy NCO U.K. business is being integrated into the legacy RMA business. Accordingly, there have been substantial restructuring efforts within this business unit. During the fourth quarter this unit incurred approximately $1.1 million of restructuring and integration costs. This division expects to complete its restructuring during the first quarter of 2006 and expects to incur approximately $1.0 million of additional charges.

                      For the fourth quarter of 2005 the Portfolio Management division continued to perform above our expectations, with revenue of approximately $48.8 million compared to $26.0 million in the fourth quarter of 2004.

                      During the quarter this division purchased accounts receivable with a face value of $1.4 billion for a total price of $20.1 million. During 2005 this division purchased accounts receivable with a face value of $22.6 billion for a total price of $177.2 million, or 0.78% of face. This was inclusive of the previously announced business combinations during 2005.

                      Strong collections in newer portfolios, coupled with improvements in the collections on several older and impaired portfolios resulted in higher revenue, lower than expected impairment allowances, and stronger than expected profits.

                      This trend is expected to continue into 2006. However, some of the positive effects may be somewhat dampened by the more volatile nature of the new accounting methods required for portfolio businesses effective January 1, 2005. Steven Winokur will explain this new method in detail later in the call.

                      Additionally during 2005 we instituted a new process of identifying and selling accounts that have a very low probability of collection. Due to the current seller-friendly debt purchase market, NCO can often realize a higher sales price than the present value of holding these account pools and continuing to collect on them in-house. Additionally we have seen no material degradation in the cash flow from the older portfolios as the result of this process.

                      As a result of this process, during the quarter we recognized approximately a $4.1 million gain. This gain is now recorded in revenue on our financial statements, since this process has now become a part of our ongoing strategy. Previously it would have been included in other income. Although portfolio sales were included in the guidance we provided in the fourth quarter, we generated more revenue than expected since we closed a deal to sell some older bankruptcy accounts sooner than expected.

                      As we move into 2006, we will continue to evaluate all buying opportunities and focus substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena, in certain foreign markets and in the private pay sector of healthcare where the markets are less developed and there is less competition.

                      During the quarter, the percentage of Portfolio Management's revenue recognition, or revenue compared to collections, excluding sales proceeds, remained at approximately 68%.

                      During the quarter, Portfolio Management continued to experience better than expected performance on several larger financed portfolios. Because of the profit sharing relationship we have with our lender, Cargill, this better than expected performance shows up in increased revenue, but also as increased interest expense associated with lender participation during the quarter.

                      As we enter 2006 we believe that this division is well positioned for long term growth in its legacy markets, as well as the new markets opened as a result of the recent business combinations.

                      For the fourth quarter of 2005, CRM's revenue was $54.1 million as compared to $46.8 million in the fourth quarter of 2004, and $44.9 million in the third quarter of 2005. These increases were attributable to the launch of several new business opportunities including this division's largest opportunity to date, which has the potential to produce annual revenues of approximately $100 million once it's fully ramped up.

                      These new client opportunities, which began to ramp up during the third quarter of 2005, are expected to more than offset the reduction in revenue in this division that resulted from the loss of a major client contract where the client decided to exit the consumer long distance space due to a change in the telecommunication laws.

                      While these new opportunities will allow this division to expand its revenue base in 2006, the positive revenue momentum is having a negative impact on our earnings. The deployment of large numbers of seats on an expedited schedule adversely impacts near-term profitability as the operating expenses impact the P&L in advance of the revenue growth.

                      Please keep in mind that this division is spinning up more revenue than it appears since it is doing so against the backdrop of revenue reductions from the lost client contract that I spoke about a few minutes ago. And while new client spin up is normally a drag on earnings, the large amount of new revenue has caused this division to operate at a loss for the fourth quarter. Additionally this division incurred approximately $846,000 of restructuring costs associated with the transition of the business.

                      As we move into 2006 this division will have improved profitability with every quarter and should break even in the second quarter and begin showing profits again in the third quarter.

                      At the end of the quarter, this division had approximately 4,320 employees in Canada, 1,100 employees in the Philippines, 200 employees in Panama, 150 employees in Barbados, and 25 employees in Antigua available to deliver service to U.S. CRM clients.

                      As we enter 2006 we will continue to focus on careful execution of our business plan for each division in an effort to provide improved growth and profitability. We have factored into our plans for the upcoming year all available information, including the drag on near term earnings from our CRM division as well as the tangible margin benefits we expect to date from our ongoing restructuring endeavors. While these factors adversely affect our near term earnings, we believe the positive business developments of the quarter meaningfully outweigh the near term affects of these issues.

                      For 2006 we currently expect diluted earnings per share of approximately $1.52 to $1.72. This range includes approximately $6.1 million, after taxes, or $0.18 per share, of additional restructuring and integration costs that are expected to be incurred in the first quarter of the year. Please note that the range of guidance is wider than we have previously provided. This is a result of taking into consideration the substantial increase in our revenue base and our relatively low share count. In essence a $0.20 range represents approximately $11.0 million of pre-tax earnings.

                      For the first quarter of 2006 we currently anticipate diluted earnings per share of approximately $0.17 to $0.22. This range includes approximately $6.1 million, or $0.18 per diluted share, of additional restructuring and integration costs that are expected to be incurred during the first quarter of the year.

                      I'll now turn the call over to Steven Winokur for a review of the financial aspects of the quarter.

Steven Winokur:       Thank you Michael.

                      Revenue for the fourth quarter of 2005 was $290.3 million. This represents an increase of $53.1 million, or 22.4%, over the fourth quarter of last year and an increase of $41.2 million, or 16.5%, from last quarter.

                      Breaking down the revenue components, ARM North America reported $211.7 million this quarter compared to $176.8 million last year and $186.8 million last quarter. This represents a 19.7% increase over the fourth quarter of last year and an increase of 13.3% from last quarter.

                      The increase over last quarter and last year reflect additional revenue of $39.1 million from the RMA acquisition, which was completed on September 12, 2005. This increase was partially offset by continued pressure from clients in the ARM North America division to deliver higher levels of service, such as increased physical and virtual security, while, in many cases, those same clients are asking for rate concessions rather than paying more to cover the incremental costs.

                      In addition, ARM North America experienced the expected deterioration in the amount of payments received from consumers as compared to the fourth quarter of 2004, which we believe is primarily due to the effects of higher fuel costs on the broader economy.

                      ARM North America included revenue of $29.3 million for services performed for Portfolio Management during the fourth quarter of this year compared to $15.4 million last year and $21.2 million last quarter. Included in the inter-company revenue for the fourth quarter of 2005 was $1.9 million of commissions from the sale of portions of Portfolio Management's older portfolios, which Michael just discussed. This compares to $1.1 million last quarter.

                      CRM reported $54.1 million of revenue this quarter compared to $46.8 million last year and $44.9 million last quarter. This represents a 15.6% increase over the fourth quarter of last year and a 20.4% increase from last quarter.

                      These increases were attributable to new client ramp-up during the fourth quarter of 2005. This was offset partially by the previously discussed loss of the telecommunications client due to a change in the telecommunications laws last year.

                      The implementation of newly committed CRM client contracts is progressing on schedule. And the revenue from such opportunities is starting to impact the division as reflected in the increases in revenue this quarter. However, there is still pressure on our revenues as these clients are ramping up to full capacity. While we have telephone reps in training, we do not recognize the revenue or related expenses attributable to those training hours; instead, the revenue and related expenses are deferred over the estimated life of the contract.

                      Portfolio Management generated $48.8 million of revenue this quarter compared to $26.0 million for the same quarter last year and $35.1 million last quarter. This represents an 87.9% increase over the same quarter last year and a 38.9% increase over last quarter.

                      These increases primarily reflect additional revenue from portfolio assets acquired throughout the year, including those acquired with two business combinations last quarter.

                      Just to recap how revenue is now computed in our portfolio division, on January 1, 2005 we adopted the AICPA Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This is also known as SOP 03-3, which provides the guidance on accounting for purchased portfolios of delinquent debt.

                      Under SOP 03-3, revenue is recognized in a similar fashion to the prior guidance in that revenue is recognized based on the expected internal rate of return, or the IRR, over the life of the portfolio. If current results are better than expected or expectations of the future collections increase, the IRR is raised prospectively as it was under the old method. This now resets the bar for the IRR going forward. If expectations of future collections are reduced, the carrying value of the portfolio is also reduced to the point where the new expected cash flows will produce the same IRR as originally projected. The difference becomes an impairment allowance in the current period and is included in selling, general and administrative expenses.

                      Essentially, any positive changes are recognized over the remaining life of the portfolio and any negative changes, including the present value of any future impact, are recognized in the current period. This may result in increased volatility in the results of the portfolios.

                      Revenue this quarter also included $4.1 million from the expected sales of purchase accounts receivable. There was only a very small amount of carrying value left in these portfolios, so most of the $5.0 million sales price was revenue. This compares to revenue of $2.8 million last quarter from the sale of purchased account receivable, and no sales revenue in the fourth quarter of last year.

                      The portfolio sales included a large block of aged receivables from numerous portfolios. These receivables included bankruptcy accounts and they were deemed to have a very low liquidation value in the NCO environment.

                      Because the sale of aged portfolios is now deemed to be an integral part of our portfolio liquidation strategies, we have begun to classify the gain on these sales as a component of revenue.

                      Collections on purchased portfolios during the fourth quarter, excluding proceeds from portfolio sales, were $64.0 million compared to $37.4 million for the same quarter last year and $46.2 million last quarter.

                      Portfolio collections are allocated between revenue and amortization of the purchase price. During the fourth quarter of 2005, 68% of collections were recognized as revenue. The remaining 32% went to amortize the carrying value of the acquired portfolios. For the same period last year 68% of collections went towards revenue, and for last quarter 69% of collections went towards revenue.

                      The ARM international segment reported $5.1 million of revenue compared to $3.1 million last year and $3.5 million last quarter. This represents a 63.2% increase from the same period last year and a 45.4% increase from last quarter.

                      These increases were primarily due to $2.6 million of additional revenue from RMA U.K. operations during the fourth quarter of 2005. ARM International included revenue of $50,000 from services performed for Portfolio Management during the fourth quarter of this year compared to $86,000 last year and $71,000 last quarter.

                      Moving on to expenses. On an overall basis, payroll and related expenses as a percentage of revenue increased to 52.3% as compared to 52.2% last year and 50.9% last quarter. Included in payroll and related expenses this quarter was $419,000 of integration charges related to the RMA acquisition. Excluding these charges, payroll and related expenses as a percentage of revenue for the fourth quarter was 52.1%. The slight increase over last quarter was primarily attributable to increased costs associated with new CRM client contracts.

                      Selling, general and administrative expenses for the fourth quarter of 2005 included integration charges of $899,000 related to the RMA acquisition. This compares to charges of $897,000 last quarter for integration and the effects of hurricane Katrina on our offices in the Gulf Coast region.

                      Selling, general and administrative expenses, excluding the integration charges, increased as a percent of revenue to 34.1% from 33.3% for the fourth quarter of last year and decreased as a percentage of revenue from 36.7% last quarter.

                      The decrease from last quarter was primarily attributable to the higher revenue base this quarter, which allowed us to achieve better leverage of our infrastructure.

                      During the fourth quarter of 2005, the company recorded restructuring charges of $7.2 million in connection with the RMA acquisition and the resulting restructuring of our legacy operations. This compares to $2.4 million last quarter. While these restructuring costs are segregated from selling, general and administrative expenses, the integration costs discussed above are included in payroll and related expenses and SG&A.

                      During the fourth quarter of 2005, the company recorded impairment allowances of $357,000 and recovered $218,000 of previously recorded allowances.

                      The effective tax rate for the fourth quarter of 2005 was 33.4% compared to 35.9% for the same period last year and 33.2% last quarter. The tax rate was lower in the fourth quarter due to a lower tax rate on a higher base of income from Portfolio Management, and the higher tax benefit afforded the restructuring and integration charges in the other divisions.

                      Net income for the fourth quarter of 2005 was $7.5 million, or $0.23 per share, on a diluted basis, as compared to net income for the fourth quarter of 2004 of $12.2 million, or $0.36 per share, and net income of $7.6 million, or $0.24 per share, last quarter.

                      Excluding the impact of the restructuring and integration charges, net income for the fourth quarter was $12.7 million, or $0.38 per share on a diluted basis, as compared to net income for last quarter excluding the impact of restructuring integration and hurricane related charges of $9.9 million, or $0.30 per share.

                      Lastly some notes on financial condition. At December 31, 2005 the company had $23.3 million of cash and equivalents.

                      During the quarter, Portfolio Management acquired $20.1 million of new portfolios with a face value of $1.4 billion.

                      Capital expenditures in the fourth quarter were $17.3 million, or 6.0% of revenue, for the quarter. The higher than normal capital expenditures were primarily attributable to the ramp-up of new clients in the CRM division.

                      During the quarter our accounts receivable days outstanding were at 50 days, excluding RMA. This compares to 45 days outstanding for both the fourth quarter of last year and last quarter. The increase from last quarter was partially attributable to a large client that had reconciliation issues due to their recent system conversion. The rest of the increase was primarily due to a tougher collection environment at year-end. We will be focusing efforts on receivables collections in the first quarter to get back to our prior DSO levels.

                      Cash flows from operations for the quarter were approximately $2.5 million. The lower than normal operating cash flows were attributable to the ramp-up of the new CRM clients, the increase in receivables, including the large client issue just discussed, and larger than normal prepaid taxes attributable to the restructuring charges and the resulting lower taxes due and the lower tax rate.

                      I'd now like to walk you through our financing activity this quarter. During the quarter, NCO had borrowings, net of repayments, of $12.5 million under the revolving credit facility, which was used for costs related to the RMA acquisition and the payment of integration costs and restructuring charges, as well as the ramp-up of new CRM clients.

                      At quarter end, NCO had a total of $170.5 million of outstanding debt and $125 million currently available on the credit facility.

                      During the quarter we made $14 million of repayments of debt under the Cargill agreement. As of December 31, 2005 the total amount outstanding under the Cargill facility was $66 million, including the market value of Cargill's residual interest.

                      In the first quarter of 2005 we entered into a joint venture agreement with Cargill for certain portfolio purchases. Under this new agreement cash flows from the joint venture are based on a mix of partner loans and equity contributions to the joint venture. The equity share of the new agreement replaces the residual cash flows, which were categorized as interest expense under the old agreement. NCO continues to consolidate the joint venture and record a minority interest for Cargill's equity ownership.

                      As of December 31, 2005 we had $5.8 million of debt outstanding under this agreement. NCO has a 65% ownership interest in this joint venture. Now I'll turn things back to Michael.

Michael Barrist:      Thank you Steven. Operator can we open up for questions
                      please?

Operator:             Yes sir. At this time I would like to remind everyone if
                      you would like to ask a question please press star then the number 1 on your telephone keypad. Your first question comes from the line of John Neff with William Blair.

John Neff:            Hey guys. I was wondering if you would just clarify what
                      you mean in the press release when you say that the $4.1 million of revenue from the sale of the portfolios during the fourth quarter was from the expected sales.

Michael Barrist:      Basically we started in the second quarter of 2005 with a
                      process of looking at older portfolios primarily fully amortized, but not all were fully amortized, and through segmentation and statistical analysis, in essence we split the portfolios into accounts that were likely to pay and unlikely to pay, to take advantage of the great seller friendly marketplace to sell portfolios.

                      When we gave guidance for the fourth quarter, embedded in that guidance was the fact that we anticipated that we would have a quarterly sale, although, the amount that we actually sold was slightly higher than what we had anticipated for two reasons. One, we got better than expected proceeds from the sale, and two, there was a small component of older bankruptcy accounts that had no value to us that we sold as well. The good news is that process, which we've now institutionalized, will be going forward on a quarterly basis. And the other piece of good news is that we have not seen any kind of degradation in the flow from those pools where these accounts are called out.

                      In essence what's happening is we're taking things that we weren't likely to collect and we're selling them and getting good value for them, and at the same time focusing efforts on what's left and ending up in an as good or better place.

John Neff:            Okay and that's good. I understand that but just still
                      unclear. The $4.1 million of revenue recognized from the sale was from the actual sale in the fourth quarter? I don't know if it was booked in anticipation of...

Michael Barrist:      No. I'm sorry, the word we should have used was a planned
                      sale. The sale was executed during the fourth quarter.

John Neff:            Okay thank you.

Operator:             Your next question comes from the line of John Frank with
                      Collections and Credit Risk.

John Frank:           Hi. I actually had two things I wanted to touch on. You
                      mentioned a more difficult collection environment in the fourth quarter. You mentioned the fuel prices and I think the hurricane. How do you see that playing out this quarter? Is it getting any better? And what do you see in the year ahead?

                      And the second topic you mentioned security costs and clients requiring more physical and online security. Can you touch on how much your security cost went up in the fourth quarter last year? And what you see spending this year in that area?

Michael Barrist:      First of all, the collection environment. We had two call
                      centers that we had disruptions in as a result of the storms in the Gulf Coast region. They are back up primarily, operational in both of those sites. We still have some level of disruption in those local markets but it's relatively small compared to our revenue base. So I would tell you we're principally through that issue at this point in time. We're not anticipating any ongoing effects from that, or lingering effects that will be material from the first quarter forward.

                      With regard to general consumer behavior, undoubtedly the increased fuel costs had an affect on discretionary spending, we have seen that and began to see that in the third quarter, and it is our view that that will continue. Although like everything else in life, if it becomes the new steady state, things will equalize out if people get back to their lives. It will just be a larger component of their budget towards heating their home year to year as well as putting gasoline in the car. Certainly we feel that we're seeing some ongoing effect of that, but that will continue to kind of balance out and neutralize, as changes to the broad economy typically do.

                      In regard to your question on security, we have not disclosed specific data on security costs. But the trend of clients is, and rightfully so because of everything you hear about privacy and theft of data, many clients are requiring encryption of all of our data, changes to our network configurations, and high-end security, in combination with the types of security that are required under Sarbanes-Oxley and for certification under the SAS 70 report, which clients require. That's both physical as well as virtual security and does have a meaningful impact. Clients typically are not willing to pay for that enhanced level of security. They are making that a business requirement for anyone that has to do business with them. So it's an issue that is affecting everybody in the industry, basically raising the bar on the level of security, physical and virtual, that we have to provide to the clients. At this time we have not disclosed what that incremental cost is. And I'm not sure whether we are going to or not. That decision will be made by the disclosure committee.

John Frank:           Okay thank you.

Operator:             Your next question comes from the line of Craig Rosenblum
                      with Millbrook Capital.

Craig Rosenblum:      Hi. I was wondering what is your 2006 guidance assume for
                      the sales of the older portfolios?

Michael Barrist:      We are not going to disclose specifically what that is.
                      But there is a nominal amount per quarter that we figure is a baseline amount that we will be selling. And then, obviously we'll disclose on a quarterly basis what that is.

                      And we'll try and give some flavor going into next year on, like we did this quarter with the fact that it exceeded what we originally anticipated in our budget. But there is a base amount in the budget that we have built that is basically the amount that we believe we can get at a worse case scenario on a quarterly basis.

Craig Rosenblum:      And that is significantly less than say $4.1 million
                      though. Is that correct?

Michael Barrist:      I would tell you it's significantly less than that.

Craig Rosenblum:      Okay. Just a quick question, what was your short-term debt or your current portion of long-term debt at the end of the quarter?

Steven Winokur:       $45,600,000

Craig Rosenblum:      Thank you.

Steven Winokur:       Sure.

Operator:             Your next question comes from the line of Jeff Nevins with
                      First Analysis.

Jeff Nevins:          Good morning. On the CRM segment, the outlook that your
                      projecting - a break even. Is that break even on an operating income basis or an EBITDA basis?

Steven Winokur:       That would be a break even on a net income basis.

Jeff Nevins:          Net - okay. Okay so is there net income generating
                      interest in that area? I mean should I think about that in terms of operating income or pre-tax income?

Michael Barrist:      Each division bears its cost for a proportional amount of
                      interest expense. So basically that division will lose some money in the first quarter, break even the second quarter, make money in the third and fourth quarter, and it will be profitable for the year in total, currently based on our anticipation at this point.

Jeff Nevins:          And on the top line, I know you have one account that's
                      been kind of declining. Have we seen most of that decline?
                      Or are there more declines to come in the first half of the year?

Michael Barrist:      That account has stabilized to a steady state. There is a
                      possibility that they will take a little more revenue from us, but we don't believe so. At this point the revenue will continue to go up quarter by quarter. And we already saw a big chunk, third quarter into fourth quarter. You'll continue to see some increases throughout 2006.

Jeff Nevins:          Last question and I'll hop off. Your comment about the
                      environment of the consumer in the third quarter I know was weak. And what I guess I'm asking is it would seem if you look at a lot of the different economic indicators on the consumer that the consumer's actually spending quite a bit and is fairly strong in that regard.

                      Are you seeing any - where's the disconnect at least from just looking at those numbers versus what you're seeing out there in the fourth quarter and coming into this year?

Michael Barrist:      I think when you really look at the economic data you have to put us in context of where we are in the consumer discretionary spending cycle. I mean obviously from economic data consumers are continuing to spend and we determine that people have no savings and credit keeps going up and up. But the bottom line is, we are very low on the totem pole of where people spend money on discretionary spending. Keep in mind, in an environment where consumers don't have any problem going out and buying a $5,000 TV on credit that they can take home and enjoy, the likelihood that they're going to write a check for $5,000 to pay for a TV they bought three years ago goes down, given the fact that they have other things in their budget that are going up.

                      So we have seen a deterioration in the amount of payments we derive from business, and again as I said earlier, I'm always concerned about that. I think what happens though is, as gas prices kind of stay where they are and fuel prices stay where they are, it just gets to be the steady state and things calm down.

                      But we did see the deterioration the third quarter. We continue to see a dampening, we call the dry factor, the amount of collections we expect to derive from business during the quarter. And the other thing we that we always mention on this call is most of our major clients compete us against three or four vendors in every market. So we typically can see if the falloff we're seeing in collectability is an NCO specific problem or an industry-wide problem.

                      Our performance against our peers continues to be outstanding. So, the numbers we're seeing internally we believe are indicative of what the consumer's doing. And again we believe that if it stays steady state, it'll kind of equalize and people will get back to business and start paying us.

                      It's kind of hard to get that gauge right now because we're in our busy season because the first quarter with taxes is always our busiest season. So, by the second quarter I would hope that it would be kind of steady state plus people will be past the winter and back to normal.

Jeff Nevins:          Thank you.

Michael Barrist:      Sure.

Operator:             Your next question comes from the line of David Scharf
                      with JMP Securities.

David Scharf:         Good morning Michael.

Michael Barrist:      Hi David.

David Scharf:         A few things. Broadly speaking on the topic of placement
                      trends what are you seeing on the contingency side in terms of volumes and whether or not the, as you termed it, kind of the seller friendly market on the portfolio business. Whether or not that's crowning out any contingency placement.

Michael Barrist:      Yes, we saw a little bit of noise in the quarter -- both
                      the third and fourth quarter -- relative declines kind of maneuvering their way through charge offs that were higher than expected with the new bankruptcy regulations. But that has quieted down a little and right now placement trends are as expected, and we actually are expecting hopefully to see some up tick in placement trends based on the minimum payment rules. We're hopeful that that will lead to more things flowing through the pipe.

                      But, other than noise of people having a lot of incremental charge offs relative to the new bankruptcy rule, people running around trying to rearrange their priorities has been the only disruption we have seen. And again we're pretty bullish right now, that we're going to see some good positive trends in placements.

David Scharf:         Are you seeing any difference in the new business pipeline as it relates to vertical? I mean, healthcare, card, utility, are there any particular areas you're seeing more success or growth?

Michael Barrist:      It's a difficult market in every vertical we're in because there's lots of competition. You're basically competing for more business within an existing client, and there are very few client names that we don't have some type of relationship with in the bigger markets. I don't think any one in particular is more difficult than the other or I'd see any unusual trend. Certainly in utilities, telecom and healthcare you got a lot of big mergers, and activity going on in telecom, that are good for us -- by definition
                      -- because people try to rearrange their house and find better ways to do business. But we're not seeing any negative trends, and I wouldn't tell you also that I'm seeing any amazingly positive trends in any of these spaces either.

David Scharf:         Okay. Just a couple quantitative questions. First,
                      portfolio sales are those -- looking forward and in the past -- are they all zero basis sales effectively kind of 100% margin? I mean are there any expenses associated with that?

Michael Barrist:      The majority of the sales -- the overwhelming majority --
                      are zero basis. By definition as you go through older stuff, our rule here is we'll say fully amortized or soon to be fully amortized. But we try to package these things to get the best value for them. So in this last quarter there was a little bit of basis. Now there's also a process we started in this quarter looking at several older pools of bankruptcy accounts that had no perceived value to us but had some basis just from an accounting perspective. But, because we took the conservative approach of how to value them, they really had no value.
                      So, in essence, what we're trying to do is, and I hate to say crystal ball, but use our best technology to figure out which accounts are likely to pay which accounts are not likely to pay, look to the very old fully amortized or nearly fully amortized pools, call out accounts that we feel will not produce value for us and sell those accounts and gain the value today. And then we refocus our operational efforts on the remaining pieces of those pools, which in essence is what happens here as we've done as good or better than planned on those pools after we've pulled out the accounts we've sold, which I think is the big thing here.

David Scharf:         Okay so for, forecasting maybe $1 - $1.5 million a quarter of zero basis sales. That's probably about $0.02 to $0.03 a share each quarter. Does that sound about right?

Michael Barrist:      I would think if you budgeted $1 to $2 million a quarter,
                      of low to zero basis sales, that would be a good assumption.

David Scharf:         Okay. And is the effective tax rate go back to the high
                      30s next year? Or what should we look for?

Steven Winokur:       We would expect so.

David Scharf:         Around 38 or so?

Steven Winokur:       Yes because once you pull out the restructuring charges
                      and the integration charges you're going to wind up with a more normalized rate. If Portfolio continues to be stronger than expected you would see the rate come down, but with all the other divisions expecting to do better next year and not have these different drags, in terms of new clients and in terms of integrations, that will go back up.

David Scharf:         Okay. And I'm sorry Steven. I missed - what was the
                      revenue number for RMA last quarter?

Steven Winokur:       $39.1 million.

David Scharf:         Okay. So just to try to work to what's an implied sort of
                      organic growth rate this year because backing out restructuring you probably had more like $1.53 or so of earnings this year. Mid-point of your guidance looks to be about $1.80 -- kind of mid-teens. Obviously a lot of that's from the two big acquisitions.

                      Is there any internal earnings growth forecasted when you kind of back out RMA and the large portfolio acquisition?

Michael Barrist:      Yes, the growth in the business is made up of multiple
                      facets. Certainly RMA was part of our plan of how to fix some of the inherent issues in the ARM business and leverage our infrastructure, and RMA is a piece of that growth, but there is growth in the legacy business. And also the trend you have going on there is CRM is transitioning from a loss to some income in 2006. And then as you move into 2007, unless they bag another elephant, which is a good problem to have, that income should grow substantially into 2007 as well. So yes, there is growth outside of the acquisitions.

David Scharf:         Okay. And then lastly, you know, CAPEX any guidelines for
                      that? It was obviously elevated in the fourth quarter for a lot of ramping.

Steven Winokur:       We're projecting the usual 3% to 4% range for the year.

David Scharf:         Of revenue. Okay and Michael just lastly on the topic of
                      CAPEX and sort of where you invest the prolific cash flow.
                      I mean you've got three segments that, when they hit kind of normalized stages they have dramatically different margins. I think when you purchase the CRM business you talked about it kind of hitting at the 10%, 12% or 9% to 11% EBITDA margin, Portfolio's been over 30%, the ARM business has been anywhere from 10% to 15%, as you look at those dramatically different levels of profitability does that impact ultimately where that CAPEX goes?

                      I mean looking forward, I know you're investing a lot in the CRM business now. And I'm wondering what you think sort of a long-term sustainable margin is in the purchase business. And whether ultimately that's something that you're going to continue to invest more and more in.

Michael Barrist:      Well certainly, where you'd spend the investor's money in
                      general, whether it be CAPEX or just general capital, is important to us to put it in the best place to grow the business long-term. And what I would say to you, and we've said this on prior calls and we are not there yet, but we still believe that the ARM business could be a 15% EBITDA business ultimately, and that the CRM business can be a 12.5% EBITDA business.

                      But the growth opportunities right now seem to be a little stronger in the CRM space. And one of the things we've been working very hard on is making some of these resources in the field kind of fundable between divisions, using empty seats in either division for either segment, having call center resources that we can move around and follow with business opportunities.

                      It certainly is something we look at. Right now we're in the middle of a major transition in CRM and that's been a lot of the CAPEX. Outside of that, CAPEX has not been outrageous over the last couple years and hopefully we will continue to bring it back down. But that is certainly something you look at. Long-term in Portfolio, we have maintained a pretty solid margin there. We feel that we have a pretty conservative view of how to run that business and understand impairments. And you know we've had impairments for years when other people haven't and we understand that. So while the purchase marketplace can drive down margins there, I think we've seen some of that, and some of the changes we've made in that business of moving towards healthcare and some of the smarter places to be, I think we'll continue to see some pretty strong margins there.

David Scharf:         Perfect. Great thanks a lot.

Michael Barrist:      Sure.

Operator:             Your next question comes from the line of Bill Sutherland
                      with Boenning and Scattergood.

Bill Sutherland:      Thank you. Morning everybody.

Michael Barrist:      Bill you must be getting old. You're usually the first guy to hit the button.

Bill Sutherland:      Oh man I can hardly reach the phone. Come on. What's the
                      percentage of business now that's under forward flow
                      Michael - of the portfolio?

Michael Barrist:      Did we disclose that? I don't have it in front of me.
                      Primarily the majority of the healthcare business that we entered through the big acquisition, the majority of that is under forward flow arrangements. It'll be in our filing, in our 10K. But we don't have it in front of us right now.

Bill Sutherland:      Okay. And then...

Michael Barrist:      Keep in mind on the general bank business we are not
                      really long right now. I mean we are still cautious about being in forward flow relationships. The clients have too much control over the process and there's too much potential out of our selections. So we continue to feel that it's better to kind of slug it out in the spot market.

Bill Sutherland:      Okay. On the use of IVR any feel you can give us for the
                      level of impact? I mean I just start - it's just starting to be utilized, correct?

Michael Barrist:      During 2005 we began to rollout IVR technology in lower
                      value accounts as well as web enablement for lower value accounts. So it is in deployment. It is in its infancy.
                      I'll tell you from a budget construction perspective here and for people doing models, we have not baked into our budget a substantial cost savings in 2006 related to it, primarily because its one of those things that has to be proven and show the exact numbers. Initially the impact is pretty strong, you cut labor and increase through-put. But until we can get some good tracking to really understand exactly what it means we have not baked it into our budget.

Bill Sutherland:      Okay. Any additional color you can put on the 2006
                      guidance for us in terms of the revenue that's implied? Or anything by segment? Or is it just going to be a - you just want to leave it, you know, pretty general?

Michael Barrist:      Bill, NCO, like many companies, we're pretty cautious
                      about how we provide guidance. I know you guys try to construct models but I don't know there's a whole lot more we can tell you other than the guidance we've given.

Bill Sutherland:      Okay. With the joint venture you set up with Cargill was
                      effective 1/1, wasn't it?

Michael Barrist:      Yes.

Bill Sutherland:      Okay so there's nothing in Q4 from that?

Steven Winokur:       Not that's different. It was the beginning of the year.

Bill Sutherland:      Okay.

Steven Winokur:       What are you asking, that there's nothing in it? Or are
                      you saying there's nothing different?

Bill Sutherland:      Well you referenced that you've already -- what was it you actually said about it Steven as far as...

Steven Winokur:       In the first quarter we entered into the joint venture
                      agreement.

Bill Sutherland:      Right.

Steven Winokur:       First quarter of 2005. What that does is it moves the
                      geography on the income statement from being interest expense to being minority interest.

Bill Sutherland:      Right, right. So...

Steven Winokur:       Am I answering your question?

Bill Sutherland:      Yeah you are. I'm just kind of wondering the pace at which the one line moves to the other line.

Steven Winokur:       Well you can see there's only $5.8 million invested in
                      there right now so it's not a huge number yet.

Bill Sutherland:      Versus $66 million out on the...

Steven Winokur:       Right. Yes.

Michael Barrist:      Net impact to the shareholders will be consistent. It's
                      going to be a geography move and as that rolls out I'm sure we can give some color on that, as we report the first quarter and the second quarter, on the transitioning.

Bill Sutherland:      Okay. Lastly in CRM where are the opportunities
                      particularly coming from I guess I mean by vertical and then maybe by application? And then what is the - this new one that could become a very big client? What industry is that?

Michael Barrist:      Actually the new client is a wireless client. We're seeing a lot of opportunity in wireless, general telecom, which by the way has always been a mainstay of that business.
                      They've had large, broad relationships with some of the wireless carriers. This is actually a new name for us in wireless, and they are budgeted to be at $60 to $70 million very shortly. So they are knee deep in this spin-off and that's been going very, very well.

                      We're also seeing some traction in some of these Internet-based companies. People are using voice over IP technology for consumers. It's really in a lot of different places. What's interesting is we've seen a lot of traction from this enterprise sales team. Ultimately they're starting to make some introductions in the ARM space, but most of those folks their genesis is in the CRM side of the house, so obviously they levitate to that first but there's some really big, nice opportunities with some clients. Now, again, we bagged this one elephant, which is fortunate. The revenue growth in that business is going to be very, very strong in 2006. We've said that all along. It impacts profit unfortunately in a bad way in the near term. I guess that's a good problem to have. But what's nice, and what I like about it, is we're seeing a lot of sales traction with multiple brand names coming in.

Bill Sutherland:      Good. Thanks again guys.

Michael Barrist:      Sure.

Steven Winokur:       Thanks Bill.

Operator:             Your next question comes from the line of John Frank with
                      Collections and Credit Risk.

John Frank:           Hi. Wondering how you see the M&A market playing out this
                      year. You've grown through acquisition. Do you anticipate any more acquisitions? And how do you see the need for acquisitions in the industry? You mentioned clients consolidating with fewer vendors.

                      And secondly you mentioned healthcare. There's been a lot of publicity around the country about state regulators looking at healthcare collection practices. There's a proposal in Illinois to deal with that right now. Do you anticipate a more difficult environment in the healthcare arena this year?

Michael Barrist:      I'll answer that one first. We are watching very
                      carefully, as everybody is in our space, everything that regulators look to do. Regulators tend to talk a lot and say a lot of things and then when they get the practicalities of what that means and how it will work they usually change their view. I don't know if you're aware of this or not, many of the hospital chains, the major for profit hospitals chains, in the last year did change their bad debt policies pretty dramatically, in what they consider to be charity care or what they consider to be poverty level and special payment plans, and the whole industry has already taken that hit. We've been through that. I don't foresee that it would have a material impact. At the end of the day regulators can't tell hospitals you're not allowed to collect your healthcare bills.

                      I mean it's not a practicality given the medical inflation we have in this world. It's said the people who are able to pay don't have to pay or inhibit us. We're not overly concerned about that although as a business person obviously I watch pretty carefully to make sure what's going to happen there.

                      As far as the first part of your question could you just repeat that for me?

John Frank:           Sure. I'm wondering if you're looking at acquisitions as a way to grow this year? And in a more general sense how you see the M&A market. If you think it's going to be a hot market this year. Prices are going up.

Michael Barrist:      I would tell you that for the last couple years I've been
                      the one saying the M&A market's not going to be a hot market, but we've found a bunch of really good opportunities. We see acquisitions as both strategic and opportunistic. In the portfolio space it's been difficult for us to find acquisitions because typically when we buy a company our primary interest is the legacy portfolio. We don't really gain additional markets. When we had an opportunity to do the deal we did last year, which put us into healthcare and utilities, we jumped on that.

                      It's been a very, very good acquisition for us. The RMA transaction, which everyone's familiar with, RMA was in a tough situation and it was an opportunity for us to do something good for their investor base. At the same time buy assets very, very cheaply, which allowed us to further leverage our infrastructure and fix some of the pricing pressures going on in the industry.

                      And my view is, I think what you're going to see in the upcoming year is continuing M&A in the small boutique companies. They could potentially not be opportunities for us but opportunities for other people. But I think you're going to see a few more of these larger venture back companies come to the realization that they are not going to be moving forward. I would not be surprised if you saw some more major restructuring activity in the top five or ten venture backed deals for the next year, which may create an opportunity for us.

                      But certainly we're going to look at every one of those on behalf of our shareholders as they transpire. I think you're going to see some more shake out this year as some of these companies have struggled to get the profitability, their investors are going to get impatient and their lenders are going to get impatient, and there's going to be some opportunity there for someone.

John Frank:           So you think some of the hot money that's moved into the
                      market in recent years looking for higher returns may get out this year?

Michael Barrist:      I wouldn't be surprised about that. And again whether
                      that's an opportunity for us is another story because for us to buy more assets in the ARM business it would have to be very, very cost effective for us, because there's really not any strategic value in those assets for us relative to being 20% bigger. But as you saw with RMA the chance to put in 20% revenue and get rid of all the redundant costs, that certainly is good for us.

                      But two things to think about is, one, is more move to international. There are other international markets that we've talked about for years that interest us, like Australia and Europe proper. Another driver of what I'm talking about with these venture backed deals is it's less attractive to go public. So, I don't think they see that as an exit strategy. This should actually be, I think, an exciting year for M&A activity in our business. We'll see how it rolls out.

John Frank:           Okay great. Thanks.

Michael Barrist:      Sure.

Operator:             Your next question comes from the line of Jeff Nevins with
                      First Analysis.

Jeff Nevins:          One question on the tax rate. Steve are you calculating
                      your tax rate before or after the minority interest?

Steven Winokur:       Before. The minority interest shows after the net income
                      taxes.

Jeff Nevins:          Yep just checking. And then the charges just to reconcile
                      - do you have a pre-tax figure for what you expect those charges to be?

Steven Winokur:       Yes.

Michael Barrist:      For the quarter coming up its approximately $10 million.

Jeff Nevins:          Okay.

Steven Winokur:       Is that what you're asking?

Michael Barrist:      Pre-tax for the quarter coming up.

Jeff Nevins:          Yes. Okay and one just other housekeeping question. Do you have the trade receivables balance at the end of the quarter?

Steven Winokur:       Hold on one second. $143 million.

Jeff Nevins:          Okay. Thank you.

Operator:             Your next question comes from the line of Mark Hughes with
                      SunTrust.

Mark Hughes:          Thank you very much. You'd given a little more detail on
                      what you expect in terms of profitability in the CRM business through the year. Anything you can say about the pace of the ramp up in revenue? Just sort of what should we think generally over the next few quarters?

Michael Barrist:      You're going to see continued growth into the first,
                      second, third and fourth quarter in that business. It should be at steady state by the fourth quarter and then should get back to a more nominal, appropriate growth rate into future years. Again that assumes no incremental big hits to revenue as far as new client opportunities, and we're out there every day getting client opportunities.
                      So, there's a chance that we could improve upon that. That market is very, very good right now. The market for quality companies who can execute and get business up and running in a very short, timely and organized manner seems to be very, very strong.

                      So I think any change primarily would be a change for the good from a revenue perspective. Again the only concern I have is I don't want to kill ourselves with kindness here and get in a situation where it just keeps taking away the profit. It's ultimately a good problem to have but we have to show our ability to make a profit in a growth mode. You don't usually go through the kind of growth mode that we're in right now, although I would tell you it'd probably be great to be able to do that every year.

Mark Hughes:          Got you. And then the Portfolio Management business the
                      operating margin was down a bit year over year. What was the cause of that?

Michael Barrist:      I think it's just the nature of the kind of business we're
                      in. The business mix is different in this quarter. We're in the healthcare and utility space in a big way with our recent acquisition and several large portfolio buys. So it's a mix, pricing came down a little in 2004, it's been pretty stable for us through 2005, but I think it's just the nature of the mix of business from all banking to a mix of multiple different markets.

Mark Hughes:          Okay. And then the pricing right now on portfolios?

Michael Barrist:      Well I would say it's at the high end of rational, where
                      it's been.

Mark Hughes:          Got you. Okay. Thank you very much.

Operator:             Your next question comes from the line of Brandt Sakakeeny with Deutsche Bank.

Adrian Colby:         Hi this is Adrian Colby for Brandt. Just a quick question.
                      Could you tell us what the impact from options expensing would be for current quarter and for first quarter next?

Michael Barrist:      Brian, do you have that? For next year?

Brian Callahan:       For next year, $1 million for the impact of 123R.

Michael Barrist:      The 123R for calendar year 2006 is approximately $1
                      million. Is that pre-tax or after tax?

Brian Callahan:       Pre-tax.

Michael Barrist:      Pre-tax.

Adrian Colby:         And can we assume the same thing for the current quarter?
                      For fourth quarter?

Michael Barrist:      I guess it would be, so it would be $250,000. We didn't do the calculation but it's a nominal number for next year so
                      I can't imagine it would be, would have been meaningful for this year.

Adrian Colby:         Great. Thanks a lot.

Michael Barrist:      Also are you aware that there was an acceleration process
                      undertaken in December where we accelerated certain out of the money options. We maintained the prohibition on selling those underlying shares until the point in time when the original option would have become vested. But many companies made that change to lower the impact that 123R would have going forward. So we did undertake that and there was a filing that was disclosed.

Steven Winokur:       And that will create a situation where you have an
                      artificially high expense in the fourth quarter.

Michael Barrist:      Had we been expensing options.

Steven Winokur:       Right. You'll see that in the footnotes.

Adrian Colby:         Okay. Thank you.

Operator:             Your next question comes from the line of Jeff Nevins with
                      First Analysis.

Jeff Nevins:          Sorry this is the last one. You made a comment on this new client in the CRM segment that's ramping up. Did you say you expected to get to $60 million or $70 million -- is that on an annualized basis obviously?

Michael Barrist:      The current business commitments we have for this client
                      put them in the $60 million to $70 million range and that could grow from there.

Jeff Nevins:          And then - okay. So that client is obviously nowhere near
                      that number right now.

Michael Barrist:      They are moving towards that number. They should get there approximately in the third quarter on a run-rate basis.

Jeff Nevins:          And that's incremental from - is this the largest client
                      today of the CRM segment?

Michael Barrist:      I believe that it will. Currently today it is not, by the
                      third quarter it will be.

Jeff Nevins:          Okay. Could you give us any sense of where you're at today with that client on a run-rate basis?

Michael Barrist:      I don't have that and typically we don't give client
                      specific information. But it's a contract and there's a planned ramp, and we are knee deep in it. I mean, I don't want to say we're halfway done the ramp but we're on our way to being halfway done. So, short of us making a mistake in the implementation, I don't see a lot of opportunity for disruption in that.

Jeff Nevins:          And what are you doing for the client in specific? In
                      bound, customer care, telemarketing, what's kind of - what are the activities?

Michael Barrist:      A mix of in-bound services for the client. It's a whole
                      platter of services we're doing for them.

Jeff Nevins:          Okay - I mean any other - can you provide any other color?
                      Is it - are they launching new services to their subscribers? Just general customer service?

Michael Barrist:      General customer service and up-selling.

Jeff Nevins:          Okay thank you.

Operator:             Your next question comes from the line of John Frank with
                      Collections and Credit Risk.

John Frank:           You mentioned earlier you're expecting to see some impact
                      from your credit card minimum payment requirements. Have you seen that yet? Or have bank clients been talking about anticipating that meaning more bad credit card debt this year?

Michael Barrist:      I don't think they've been very vocal about what it means.
                      I mean the concept in my mind is pretty simple. When you raise the minimum payment on people they're less likely to be able to pay it. We have not seen specific data from clients, nor would they typically tell us in advance. I think the general consensus among the people I speak to in the industry, in the collection industry as well as some accounting folks here, is that it is likely to increase the flow of business to us. In our early stage business for people that miss minimum payments as well ultimately in the bad debt arena. But we do not have any data on that yet nor have we taken that into account in how we construct our budgets for 2006.

John Frank:           Okay so you're not building in any revenue projections
                      based on just that factor?

Michael Barrist:      I've been doing this business way too long to budget
                      something until it's proven to me.

John Frank:           Okay.

Operator:             At this time there are no further questions.

Michael Barrist:      Thank you Operator. Thank you everyone for joining us
                      today. As always if you have additional questions please feel free to call Steven Winokur, Brian Callahan or myself and we'll attempt to answer your questions within the bounds of regulation FD. Thank you.

Operator:             This concludes today's conference. You may now disconnect.


                                       END